Exhibit 99.1

News Release | January 14, 2022 Wells Fargo Reports Fourth Quarter 2021 Net Income of $5.8 billion, or $1.38 per Diluted Share Full Year 2021 Net Income of $21.5 billion, or $4.95 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2021	Dec 31, 2020
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,856	18,489
Noninterest expense	13,198	14,802
Provision for credit losses	(452)	(179)
Net income	5,750	3,091
Diluted earnings per common share	1.38	0.66

Selected Balance Sheet Data ($ in billions)
Average loans	$875.0	899.7
Average deposits	1,470.0	1,380.1
CET1[1]	11.4%	11.6

Performance Metrics
ROE[2]	12.8%	6.6
ROTCE[3]	15.3	8.0

Operating Segments and Other Highlights

	Quarter ended	Dec 31, 2021 % Change from
($ in billions)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Average loans
Consumer Banking and Lending	$325.4	—%	(13)
Commercial Banking	184.6	3	(3)
Corporate and Investment Banking	272.0	6	13
Wealth and Investment Management	84.0	1	5

Average deposits
Consumer Banking and Lending	864.4	2	13
Commercial Banking	207.7	4	12
Corporate and Investment Banking	182.1	(4)	(12)
Wealth and Investment Management	180.9	2	7
Capital
◦Repurchased 139.7 million shares, or $7.0 billion, of common stock in fourth quarter 2021

Fourth quarter 2021 results included:
◦$943 million, or $0.18 per share, net gain on the sales of our Corporate Trust Services (CTS) business and Wells Fargo Asset Management (WFAM)
◦$875 million, or $0.17 per share, decrease in the allowance for credit losses
◦($268) million, or ($0.05) per share, impairment of certain leased rail cars

Chief Executive Officer Charlie Scharf commented, “As I look back on my slightly more than two years at Wells Fargo, I’m incredibly proud of what our team has accomplished as we remake this incredible franchise. We have made sweeping changes to the leadership and culture, made significant progress on our risk, regulatory, and control work, improved the efficiency of the company while investing in our business in a more holistic and aggressive way, and have taken a different approach to our customer- and community-facing responsibilities as a large public company. And those on the front lines have worked fearlessly and tirelessly to support our customers through incredibly difficult circumstances.”
“In 2021, we improved our financial returns, including reducing our expenses and returning a significant amount of excess capital to our shareholders by increasing our dividend and repurchasing $14.5 billion of common stock. We also had strong deposit growth and while loan demand was weak early in the year, loans grew 5% in the second half with growth in both our consumer and commercial portfolios. As the economy continued to recover we saw increased consumer spending, higher investment banking fees, higher asset-based fees in our Wealth and Investment Management business, and strong equity gains in our affiliated venture capital and private equity businesses. We continued to manage credit well and the strong economic environment helped reduce charge-offs to historical lows and our results benefitted from reductions in our allowance for credit losses,” Scharf added.
“The changes we’ve made to the company and continued strong economic growth prospects make us feel good about how we are positioned entering 2022. But we also remain cognizant that we still have a multiyear effort to satisfy our regulatory requirements – with setbacks likely to continue along the way – and we continue our work to put exposures related to our historical practices behind us,” Scharf continued.
“As we look forward, we will continue to be aggressive in driving progress and improvement in our performance, embrace our responsibility to our customers and communities, and I remain incredibly optimistic about our future,” Scharf concluded.

1 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q21 Quarterly Supplement for more information on CET1. CET1 for December 31, 2021, is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q21 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Dec 31, 2021 % Change from		Year ended
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Earnings ($ in millions except per share amounts)
Net interest income	$9,262	8,909	9,355	4%	(1)	$35,779	39,956
Noninterest income	11,594	9,925	9,134	17	27	42,713	34,308
Total revenue	20,856	18,834	18,489	11	13	78,492	74,264
Net charge-offs	423	257	584	65	(28)	1,582	3,370
Change in the allowance for credit losses	(875)	(1,652)	(763)	47	(15)	(5,737)	10,759
Provision for credit losses	(452)	(1,395)	(179)	68	NM	(4,155)	14,129
Noninterest expense	13,198	13,303	14,802	(1)	(11)	53,831	57,630
Income tax expense (benefit)	1,711	1,521	574	12	198	5,578	(1,157)

Wells Fargo net income	$5,750	5,122	3,091	12	86	$21,548	3,377
Diluted earnings per common share	1.38	1.17	0.66	18	109	4.95	0.43

Balance Sheet Data (average) ($ in billions)
Loans	$875.0	854.0	899.7	2	(3)	$864.3	941.8
Deposits	1,470.0	1,450.9	1,380.1	1	7	1,437.8	1,376.0
Assets	1,943.4	1,949.7	1,925.0	—	1	1,941.9	1,941.7

Financial Ratios
Return on assets (ROA)	1.17%	1.04	0.64			1.11%	0.17
Return on equity (ROE)	12.8	11.1	6.6			12.0	1.1
Return on average tangible common equity (ROTCE) (a)	15.3	13.2	8.0			14.3	1.3
Efficiency ratio (b)	63	71	80			69	78
Net interest margin on a taxable-equivalent basis	2.11	2.03	2.16			2.05	2.28
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q21 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Net interest income decreased 1%, primarily due to the impact of lower yields on earning assets and lower loan balances reflecting soft demand and elevated prepayments, largely offset by a decrease in long-term debt, lower mortgage-backed securities premium amortization, and higher interest income from loans purchased from securitization pools and Paycheck Protection Program (PPP) loans
◦Noninterest income increased 27%, driven by strong results in our affiliated venture capital and private equity businesses, and net gains from the sales of divested businesses. In addition, investment banking fees improved on higher debt underwriting and advisory fees, and card and deposit-related fees increased. These increases were partially offset by impairment of certain leased rail cars, lower mortgage banking income primarily due to lower gain on sale margins and lower originations, and lower trading activity in spread products
◦Noninterest expense decreased 11%, driven by efficiency initiatives that drove lower personnel expense, consultant spend, and occupancy expense, as well as lower restructuring charges and operating losses
◦Provision for credit losses in fourth quarter 2021 included an $875 million decrease in the allowance for credit losses due to continued improvements in the economic environment, as well as a decrease in net charge-offs

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Capital:
Total equity	$190.1	191.1	185.7
Common stockholders’ equity	168.3	169.8	164.6
Tangible common equity (a)	141.3	142.0	136.7
Common Equity Tier 1 (CET1) ratio (b)	11.4%	11.6	11.6
Total loss absorbing capacity (TLAC) ratio (c)	23.0	23.7	25.7
Supplementary Leverage Ratio (SLR) (d)	6.9	6.9	8.1

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	118	119	133
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q21 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q21 Quarterly Supplement for more information on CET1. CET1 for December 31, 2021, is a preliminary estimate.
(c)Represents TLAC divided by the greater of risk-weighted assets determined under the Standardized and Advanced Approaches, which is our binding TLAC ratio. TLAC for December 31, 2021, is a preliminary estimate.
(d)SLR for December 31, 2021, is a preliminary estimate.
(e)Represents high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR for December 31, 2021, is a preliminary estimate.

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020
Net charge-offs	$423	257	584
Net loan charge-offs as a % of average total loans (annualized)	0.19%	0.12	0.26

Total nonaccrual loans	$7,212	7,058	8,728
As a % of total loans	0.81%	0.82	0.98
Total nonperforming assets	$7,324	7,179	8,887
As a % of total loans	0.82%	0.83	1.00

Allowance for credit losses for loans	$13,788	14,705	19,713
As a % of total loans	1.54%	1.70	2.22
Fourth Quarter 2021 vs. Third Quarter 2021
◦Net loan charge-offs remained low. In our commercial portfolio, net loan charge-offs as a percentage of average loans decreased to 0.02% (annualized). The consumer net loan charge-off rate increased to 0.41% (annualized); $152 million of the $172 million increase in consumer net loan charge-offs was related to a change in practice to fully charge-off certain delinquent legacy residential mortgage loans
◦Nonperforming assets increased 2%. Nonaccrual loans increased $154 million driven by an increase in residential mortgage nonaccrual loans primarily resulting from certain borrowers exiting COVID-19-related accommodation programs, partially offset by a decrease in commercial nonaccrual loans

Business Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $5 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2021 % Change from
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
Earnings (in millions)
Consumer and Small Business Banking	$4,872	4,822	4,701	1%	4
Consumer Lending:
Home Lending	1,843	2,012	1,995	(8)	(8)
Credit Card	1,419	1,399	1,372	1	3
Auto	470	445	403	6	17
Personal Lending	129	126	142	2	(9)
Total revenue	8,733	8,804	8,613	(1)	1
Provision for credit losses	126	(518)	351	124	(64)
Noninterest expense	6,126	6,053	6,441	1	(5)

Net income	$1,862	2,451	1,364	(24)	37

Average balances (in billions)
Loans	$325.4	325.6	373.9	—	(13)
Deposits	864.4	848.4	763.2	2	13
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Revenue increased 1%
▪Consumer and Small Business Banking was up 4% primarily due to higher deposit-related fees reflecting lower fee waivers provided in response to the COVID-19 pandemic and an increase in consumer activity, including higher debit card transactions. Net interest income declined modestly as a result of the impact of lower interest rates, largely offset by higher deposit balances
▪Home Lending was down 8% primarily due to lower mortgage banking income driven by lower gain on sale margins and lower originations, partially offset by higher interest income from loans purchased from securitization pools and higher gains from increased re-securitization activity of these loans
▪Credit Card was up 3% on higher point-of-sale volume, partially offset by higher rewards costs including promotional offers on our new Active CashSM card
▪Auto was up 17% on higher loan balances, while Personal Lending was down 9% primarily due to lower loan balances
◦Noninterest expense was down 5% primarily due to lower operating losses, as well as lower personnel expense and professional and outside services expense primarily due to efficiency initiatives

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2021 % Change from
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
Earnings (in millions)
Middle Market Banking	$1,167	1,165	1,149	—%	2
Asset-Based Lending and Leasing	1,117	911	1,104	23	1
Total revenue	2,284	2,076	2,253	10	1
Provision for credit losses	(384)	(335)	69	(15)	NM
Noninterest expense	1,393	1,396	1,547	—	(10)

Net income	$954	759	472	26	102

Average balances (in billions)
Loans	$184.6	178.6	190.9	3	(3)
Deposits	207.7	199.2	184.9	4	12
NM – Not meaningful
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Revenue increased 1%
▪Middle Market Banking was up 2% and included higher deposit balances, as well as modestly higher investment banking fees, partially offset by the impact of lower interest rates
▪Asset-Based Lending and Leasing was up 1% driven by higher net gains from equity securities and higher revenue from renewable energy investments, partially offset by lower loan balances
◦Noninterest expense decreased 10% primarily driven by lower personnel and consulting expense due to efficiency initiatives, and lower lease expense

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2021 % Change from
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
Earnings (in millions)
Banking:
Lending	$519	502	424	3%	22
Treasury Management and Payments	373	372	384	—	(3)
Investment Banking	464	367	348	26	33
Total Banking	1,356	1,241	1,156	9	17
Commercial Real Estate	1,095	942	1,012	16	8
Markets:
Fixed Income, Currencies, and Commodities (FICC)	794	884	889	(10)	(11)
Equities	205	234	194	(12)	6
Credit Adjustment (CVA/DVA) and Other	13	58	(67)	(78)	119
Total Markets	1,012	1,176	1,016	(14)	—
Other	49	26	(30)	88	263
Total revenue	3,512	3,385	3,154	4	11
Provision for credit losses	(194)	(460)	186	58	NM
Noninterest expense	1,765	1,797	1,798	(2)	(2)

Net income	$1,454	1,530	889	(5)	64

Average balances (in billions)
Loans	$272.0	257.3	239.8	6	13
Deposits	182.1	189.4	205.8	(4)	(12)
NM – Not meaningful
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Revenue increased 11%
▪Banking was up 17% primarily driven by higher debt origination and advisory fees, and higher loan balances, partially offset by lower deposit balances predominantly due to actions taken to manage under the asset cap
▪Commercial Real Estate was up 8% reflecting higher loan balances and higher capital markets results on stronger commercial real estate financing activity, partially offset by lower deposit balances predominantly due to actions taken to manage under the asset cap
▪Markets decreased slightly as lower trading activity in spread products was largely offset by higher asset-backed finance revenue and higher foreign exchange trading revenue
◦Noninterest expense decreased 2% primarily driven by lower operations and consulting expense due to efficiency initiatives, partially offset by higher revenue-related compensation

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Dec 31, 2021 % Change from
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
Earnings (in millions)
Net interest income	$666	637	714	5%	(7)
Noninterest income	2,982	2,981	2,733	—	9
Total revenue	3,648	3,618	3,447	1	6
Provision for credit losses	(3)	(73)	(4)	96	25
Noninterest expense	2,898	2,917	2,770	(1)	5

Net income	$564	579	510	(3)	11

Total client assets (in billions)	2,183	2,091	2,005	4	9

Average balances (in billions)
Loans	$84.0	82.8	80.1	1	5
Deposits	180.9	176.6	169.8	2	7
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Revenue increased 6%, primarily due to higher asset-based fees on higher market valuations. Net interest income declined as a result of the impact of lower interest rates, partially offset by higher deposit and loan balances
◦Noninterest expense increased 5%, primarily driven by higher revenue-related compensation, partially offset by lower salaries expense due to efficiency initiatives
◦Total client assets increased 9%, primarily driven by higher market valuations

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Dec 31, 2021 % Change from
	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021	Dec 31, 2020
Earnings (in millions)
Net interest income	$(420)	(427)	(230)	2%	(83)
Noninterest income	3,540	1,752	1,692	102	109
Total revenue	3,120	1,325	1,462	135	113
Provision for credit losses	3	(9)	(781)	133	100
Noninterest expense	1,016	1,140	2,246	(11)	(55)

Net income (loss)	$916	(197)	(144)	565	736
Fourth Quarter 2021 vs. Fourth Quarter 2020
◦Revenue increased 113%
▪Net interest income decreased primarily due to lower loan balances due to the sale of our student loan portfolio
▪Noninterest income increased predominantly driven by strong results in our affiliated venture capital and private equity businesses, and net gains of $674 million and $269 million from the sales of our Corporate Trust Services business and Wells Fargo Asset Management, respectively, partially offset by impairment of certain leased rail cars and lower fee income due to the sales of divested businesses
◦Noninterest expense decreased primarily due to lower restructuring charges and lower expenses due to the sales of divested businesses

Conference Call
The Company will host a live conference call on Friday, January 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-790-1806 (U.S. and Canada) or 312-470-7125 (International/U.S. Toll) and enter passcode: 4859855. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://attendesource.com/profile/web/index.cfm?PKwebID=0x85786abcd.

A replay of the conference call will be available from approximately 1 p.m. ET on Friday, January 14 through Friday, January 28. Please dial 1-888-566-0401 (U.S. and Canada) or 203-369-3040 (International/U.S. Toll) and enter passcode: 1422. The replay will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and https://attendesource.com/profile/web/index.cfm?PKwebID=0x85786abcd.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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